UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 2, 2016

SELECTA BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37798	26-1622110
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

480 Arsenal Way
Watertown, MA 02472
(Address of principal executive offices) (Zip Code)

(617) 923-1400
(Registrant’s telephone number, include area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 2, 2016 (the “Signing Date”), Selecta Biosciences, Inc. (the “Company”) entered into a License and Option Agreement (the “License Agreement”) with Spark Therapeutics, Inc. (“Spark”) to collaborate on the development of gene therapies for certain targets utilizing the Company’s Synthetic Vaccine Particles (SVP™) technology.

Under the terms of the License Agreement, the Company has granted Spark certain exclusive, worldwide, royalty-bearing licenses to the Company’s intellectual property and know-how relating to its SVP technology to research, develop and commercialize gene therapies for Factor VIII, an essential blood clotting protein relevant to the treatment of hemophilia A, which is the initial target under the collaboration. In addition, for a period of three years from the Signing Date, Spark may exercise options to research, develop and commercialize gene therapies utilizing the SVP technology for up to four additional targets, subject to Spark’s payment of the applicable option exercise fee, in a range of $1.4 to $2.0 million depending on the incidence of the applicable indication, to the Company in each case.

Each party is responsible for its own costs and expenses incurred in connection with its respective activities under the License Agreement, except that Spark has agreed to reimburse the Company in respect of FTE and out-of-pocket costs incurred in performing certain tasks or assistance specifically requested by Spark. The Company retains the responsibility to manufacture Spark’s preclinical, clinical and commercial requirements for the SVP technology, subject to the terms of the License Agreement.

Spark has agreed to pay the Company (i) an upfront payment of $10 million within seven business days of the Signing Date, subject to receipt of consent from certain of the Company’s lenders or payoff of the related debt instruments, and (ii) additional payments of an aggregate of $5.0 million within 12 months of the Signing Date. On a target-by-target basis, the Company will be eligible to receive up to an aggregate of $430 million in milestone payments for each target, with up to $65 million being based on Spark’s achievement of specified development and regulatory milestones and up to $365 million for commercial milestones, as well as tiered royalties on global net sales at percentages ranging from mid-single to low-double digits. For a period of three (3) years from the Signing Date, Spark has the right to fund up to 50% of any development or regulatory milestone payable to the Company by issuing to the Company shares of Spark’s common stock having a fair market value equal to the percentage of such development or regulatory milestone, as applicable. The License Agreement will continue on a country-by-country and product-by-product basis until the expiration of Spark’s royalty payment obligations with respect to such product in such country unless earlier terminated by the parties. The License Agreement may be terminated by Spark for convenience upon ninety days’ notice. Either party may terminate the License Agreement on a target-by-target basis for material breach with respect to such target.

In addition, the Company entered into a Stock Purchase Agreement with Spark (the “Stock Purchase Agreement”) pursuant to which Spark has agreed to purchase 197,238 shares of the Company’s Common Stock (the “Initial Closing Shares”), subject to certain closing conditions, for an aggregate purchase price of $5.0 million, which purchase price per share represents a 115% premium to the average of the daily volume-weighted average price (“VWAP”) of the Common Stock during the thirty consecutive calendar days ending on, and including, the day immediately prior to the Signing Date. Under the terms of the Stock Purchase Agreement, Spark has also agreed to make two additional investments of $5 million in the Common Stock, the first between May 1, 2017 and June 1, 2017, and the second between October 1, 2017 and November 1, 2017 (collectively, the “Acquisition Right Shares”). In each case, the Acquisition Right Shares will be purchased at a price per share equal to 115% of the average of the daily VWAPs for the Common Stock during the thirty consecutive calendar days immediately prior to the date on which Spark notifies the Company of its election to purchase the applicable Acquisition Right Shares (subject to the Company’s election to refuse the applicable purchase and certain ownership limitations). The aggregate number of shares that the Company may issue pursuant to the Stock Purchase Agreement may not exceed the lesser of (i) 2,758,112 shares and (ii) such number of shares that would require the Company to obtain prior shareholder approval under the Nasdaq Marketplace Rules. The offering referred to above is being made only to an accredited investor, as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Company is relying on the exemption from the registration requirements of the Securities Act set forth in Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder.

Under the Stock Purchase Agreement, Spark has agreed not to dispose of any of the Initial Closing Shares or any Acquisition Right Shares that it may acquire until January 1, 2018 and, thereafter, transfers will be contractually subject to volume limitations applicable to an “affiliate” under Rule 144 of the Securities Act. Closings under the Stock Purchase Agreement are subject to customary conditions.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 relating to the Initial Closing Shares and Acquisition Right Shares is incorporated in this Item 3.02 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECTA BIOSCIENCES, INC.

Date: December 5, 2016	By:	/s/ Werner Cautreels, Ph.D.
Werner Cautreels, Ph.D.
President and Chief Executive Officer